EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Beth Drummey
Marketing & Corporate Communications Manager
415-763-4529 | bethdrummey@bankofmarin.com

BANK OF MARIN BANCORP REPORTS FIRST QUARTER EARNINGS OF $7.5 MILLION
ANNOUNCES QUARTERLY DIVIDEND

NOVATO, CA, April 22, 2019 - Bank of Marin Bancorp, "Bancorp" (NASDAQ: BMRC), parent company of Bank of Marin, "Bank," announced earnings of $7.5 million in the first quarter of 2019, compared to $9.7 million in the fourth quarter of 2018 and $6.4 million in the first quarter of 2018. Diluted earnings per share were $0.54 in the first quarter of 2019, compared to $0.69 in the prior quarter and $0.46 in the same quarter last year.

“Our solid first quarter results demonstrate that staying true to a time-tested formula leads to consistent performance through economic cycles,” said Russell A. Colombo, President and Chief Executive Officer. “Our credit quality remains excellent, and our low cost of deposits continues to be a competitive advantage. By maintaining disciplined fundamentals, with rigorous lending practices and a strong relationship banking model, we are delivering value for customers and shareholders alike.”

Bancorp also provided the following highlights in the first quarter of 2019:

•
Loans totaled $1,772.5 million at March 31, 2019, compared to $1,763.9 million at December 31, 2018. New loan originations of $34.0 million in the first quarter were distributed across Commercial Banking and Consumer Banking.

•
Strong credit quality remains a cornerstone of the Bank's consistent performance. Non-accrual loans represented only 0.04% of the Bank's loan portfolio at March 31, 2019 and December 31, 2018. There was no provision for loan losses recorded in the first quarter of 2019.

•
Total deposits increased by $3.8 million in the first quarter to $2,178.6 million. Non-interest bearing deposits increased $10.3 million from December 31, 2018 and represented 49% of total deposits at March 31, 2019. The cost of average deposits increased to 0.18% for the first quarter of 2019, compared to 0.14% for the prior quarter.

•
First quarter net income reflects the typical increases in expenses associated with year-end resets of payroll taxes and 401K contributions, stock-based award vesting and performance share payouts. The first quarter of 2019 also included accelerated stock-based compensation expense for three newly retirement-eligible employees, the purchase of new bank-owned life insurance policies and a one-time pay cycle adjustment.

•
All capital ratios were above regulatory requirements. The total risk-based capital ratio for Bancorp was 14.9% at March 31, 2019 and December 31, 2018. Tangible common equity to tangible assets was 11.4% at March 31, 2019, compared to 11.3% at December 31, 2018 (refer to footnote 3 on page 5 for a definition of this non-GAAP financial measure).

•
The Board of Directors declared a cash dividend of $0.19 per share. This represents the 56th consecutive quarterly dividend paid by Bank of Marin Bancorp. The dividend is payable on May 10, 2019, to shareholders of record at the close of business on May 3, 2019.

•
The Board of Directors is considering an extension of the share repurchase authority to utilize the remaining approved budget, and expects to make a final determination prior to the current May 1, 2019, expiration.

•
On April 1, 2019, we expanded our presence in the East Bay by opening a loan production office in Walnut Creek that will serve commercial businesses across the Diablo Valley. In addition, well-established banker Rob Holden has joined Bank of Marin to lead our San Francisco team.

Loans and Credit Quality

Loans grew $8.7 million in the first quarter of 2019 and totaled $1,772.5 million at March 31, 2019. Loan originations for the three months ended March 31, 2019 and March 31, 2018 were $34.0 million and $37.4 million, respectively. New loan originations were partially offset by loan payoffs of $26.1 million in the first quarter of 2019 and $31.5 million in the same quarter last year. The largest portion of payoffs in the current quarter came from the sale of assets underlying loans and the successful completion of construction projects.

Non-accrual loans totaled $719 thousand, or 0.04% of the loan portfolio at March 31, 2019, compared to $697 thousand, or 0.04% at December 31, 2018, and $392 thousand, or 0.02% a year ago. Classified loans totaled $14.8 million at March 31, 2019, compared to $12.6 million at December 31, 2018 and $27.8 million at March 31, 2018. The $2.2 million increase in the first quarter of 2019 was primarily due to a well-secured owner-occupied commercial real estate loan.  In April 2019, we received a $2.2 million paydown on a $2.7 million substandard classified land development loan and upgraded the remaining balance to a Pass risk rating due to the low loan-to-value ratio and the borrower’s improved financial condition.  There were no loans classified doubtful at March 31, 2019 or December 31, 2018. Accruing loans past due 30 to 89 days totaled $2,194 thousand at March 31, 2019, compared to $1,121 thousand at December 31, 2018 and $388 thousand a year ago.

There was no provision for loan losses recorded in the first quarter of 2019, consistent with last quarter and the same quarter a year ago. Net charge-offs were $4 thousand in the first quarter of 2019, compared to net recoveries of $4 thousand for the three months ended December 31, 2018 and March 31, 2018. The ratio of loan loss reserves to loans, including acquired loans, was 0.89% at March 31, 2019, 0.90% at December 31, 2018, and 0.94% at March 31, 2018.

Investments

The investment securities portfolio totaled $595.7 million at March 31, 2019, compared to $619.7 million at December 31, 2018 and $572.9 million at March 31, 2018. The decrease from the prior quarter was primarily attributed to calls, principal paydowns, sales and maturities of $34.6 million, partially offset by $11.3 million in purchases.

Deposits

Total deposits were $2,178.6 million at March 31, 2019, compared to $2,174.8 million at December 31, 2018 and $2,186.6 million at March 31, 2018. The increase in deposit balances during the first quarter of 2019, was primarily due to normal cash fluctuations in some of our large business accounts. The average cost of deposits in the first quarter of 2019 was 0.18%, an increase of 4 basis points from the prior quarter and an increase of 10 basis points from the same quarter a year ago, primarily due to an increase in market interest rates.

Earnings

“Bank of Marin's investment in people, infrastructure and acquisitions continues to produce benefits in terms of loan growth and expense control,” said Tani Girton, EVP and Chief Financial Officer. “The ongoing strength of the Bank is reflected in the year-over-year increase of 17 basis points in net interest margin, efficiency ratio in the low 60's and return on assets of 1.19%.”

Net interest income totaled $23.8 million in the first quarter of 2019, compared to $23.3 million in the prior quarter and $21.9 million in the same quarter a year ago. The $574 thousand and $1,955 thousand increases from the prior quarter and comparative quarter a year ago were reflective of growth in average earning assets of $5.6 million and $85.7 million, respectively, and higher yields across earning asset classes.

The tax-equivalent net interest margin was 4.02% in the first quarter of 2019, compared to 3.85% in both the prior quarter and same quarter a year ago. The 17 basis point increase from the prior quarter was primarily due to the early redemption of a high-rate subordinated debenture due to NorCal Community Bancorp Trust I in October 2018. The 17 basis point increase from the first quarter of 2018 was primarily due to a more favorable mix of interest-earning assets toward higher yielding loans and investment securities.

Loans obtained through the acquisition of other banks are classified as either purchased credit impaired ("PCI") or non-PCI loans and are recorded at fair value at acquisition date. For acquired loans not considered credit impaired, the level of accretion varies due to maturities and early payoffs. Accretion on PCI loans fluctuates based on changes in cash flows expected to be collected. Gains on payoffs of PCI loans are recorded as interest income when the payoff amounts exceed the recorded investment. PCI loans totaled $2.1 million at March 31, 2019, December 31, 2018 and March 31, 2018.

As our acquired loans from prior acquisitions continue to pay off, we expect the accretion on these loans to continue to decline. Accretion and gains on payoffs of purchased loans recorded to interest income were as follows:

	Three months ended
	March 31, 2019		December 31, 2018		March 31, 2018
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans [1]	$59	1 bps	$62	1 bps	$112	2 bps
Accretion on non-PCI loans [2]	$42	1 bps	$214	3 bps	$99	2 bps
Gains on payoffs of PCI loans	$—	0 bps	$—	0 bps	$128	2 bps
1 Accretable yield on PCI loans totaled $875 thousand, $934 thousand and $1.1 million at March 31, 2019, December 31, 2018 and March 31, 2018, respectively.
2 Unaccreted purchase discounts on non-PCI loans totaled $666 thousand, $708 thousand and $1.1 million at March 31, 2019, December 31, 2018 and March 31, 2018, respectively.

Non-interest income of $1.8 million in the first quarter of 2019 decreased $1.7 million from $3.4 million in the fourth quarter due to a $956 thousand pre-tax gain on sale of 6,500 shares of Visa Inc. Class B restricted common stock and a $180 thousand Federal Home Loan Bank special dividend in the fourth quarter. Additionally, the Bank incurred $283 thousand non-refundable costs for underwriting two new bank-owned life insurance policies purchased in the first quarter and deposit network income declined $163 thousand. The decrease of $471 thousand from $2.2 million in the first quarter last year was primarily related to the costs associated with the newly purchased bank-owned life insurance policies and the decrease in deposit network income mentioned above.

Non-interest expense totaled $15.5 million in the first quarter of 2019, $13.7 million in the prior quarter, and $16.1 million in the same quarter a year ago. The increase of $1.8 million from the prior quarter was primarily due to a $1.2 million increase in salaries and benefits from stock-based compensation ($498 thousand due to certain participants meeting retirement eligibility requirements and $64 thousand vesting of performance awards), $136 thousand one-time pay cycle adjustment, six additional full-time equivalent ("FTE") staff, and $339 thousand more in 401(k) employer matching contributions. Additionally, there was a $129 thousand provision for losses on off-balance sheet commitments in the first quarter of 2019. The $553 thousand decrease from the same quarter a year ago was primarily related to a decrease in professional fees of $713 thousand (mostly attributed to core processing contract negotiations) and data processing expenses of $366 thousand (mostly attributed to Bank of Napa acquisition-related expenses in 2018). These decreases were partially offset by additional FTE staff, merit increases, the one-time pay cycle adjustment and the provision for losses on off-balance sheet commitments.

Share Repurchase Program

Bancorp's Board of Directors approved the repurchase of up to $25.0 million common stock through May 1, 2019. Bancorp repurchased 113,904 shares totaling $4.8 million in the first quarter of 2019 for a cumulative total of 285,121 shares totaling $11.8 million as of March 31, 2019.

Earnings Call and Webcast Information

Bank of Marin Bancorp will present its first quarter earnings call via webcast on Monday, April 22, 2019 at 8:30 a.m. PT/11:30 a.m. ET. Investors will have the opportunity to listen to the webcast online through Bank of Marin’s website at https://www.bankofmarin.com under “Investor Relations.” To listen to the webcast live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). A leading business and community bank in the San Francisco Bay Area, with assets of $2.5 billion, Bank of Marin has 23 retail branches, 5 commercial banking offices and 1 loan production office located across the North Bay, San Francisco and East Bay regions. Bank of Marin provides commercial banking, personal banking, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and NASDAQ ABA Community Bank Index.  For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation (including the Tax Cuts & Jobs Act of 2017), and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cyber-security threats) affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
March 31, 2019

(dollars in thousands, except per share data; unaudited)	March 31, 2019	December 31, 2018	March 31, 2018
Quarter-to-Date
Net income	$7,479	$9,662	$6,389
Diluted earnings per common share [4]	$0.54	$0.69	$0.46
Return on average assets	1.19%	1.52%	1.05%
Return on average equity	9.54%	12.37%	8.70%
Efficiency ratio	60.62%	51.34%	66.64%
Tax-equivalent net interest margin [1]	4.02%	3.85%	3.85%
Net charge-offs (recoveries)	$4	$(4)	$(4)
Net charge-offs (recoveries) to average loans	—	—	—
At Period End
Total assets	$2,534,076	$2,520,892	$2,510,043
Loans:
Commercial and industrial	$237,646	$230,739	$231,680
Real estate:
Commercial owner-occupied	310,588	313,277	300,377
Commercial investor-owned	878,494	873,410	828,945
Construction	72,271	76,423	64,978
Home equity	124,512	124,696	124,699
Other residential	117,558	117,847	95,621
Installment and other consumer loans	31,469	27,472	25,440
Total loans	$1,772,538	$1,763,864	$1,671,740
Non-performing loans: [2]
Commercial and industrial	$309	$319	$—
Home equity	346	313	392
Installment and other consumer loans	64	65	—
Total non-accrual loans	$719	$697	$392

Classified loans (graded substandard and doubtful)	$14,811	$12,608	$27,807
Total accruing loans 30-89 days past due	$2,194	$1,121	$388
Allowance for loan losses to total loans	0.89%	0.90%	0.94%
Allowance for loan losses to non-performing loans	21.99x	22.71x	40.26x
Non-accrual loans to total loans	0.04%	0.04%	0.02%

Total deposits	$2,178,629	$2,174,840	$2,186,594
Loan-to-deposit ratio	81.4%	81.1%	76.5%
Stockholders' equity	$320,664	$316,407	$298,464
Book value per share [4]	$23.26	$22.85	$21.37
Tangible common equity to tangible assets [3]	11.4%	11.3%	10.6%
Total risk-based capital ratio - Bank	13.9%	14.0%	14.7%
Total risk-based capital ratio - Bancorp	14.9%	14.9%	15.1%
Full-time equivalent employees	296	290	288

[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.
[2] Excludes accruing troubled-debt restructured loans of $14.0 million, $14.3 million and $16.2 million at March 31, 2019, December 31, 2018 and March 31, 2018, respectively. Excludes purchased credit-impaired (PCI) loans with carrying values of $2.1 million that were accreting interest at March 31, 2019, December 31, 2018 and March 31, 2018. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status.

[3] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less goodwill and intangible assets of $35.5 million, $35.7 million and $36.4 million at March 31, 2019, December 31, 2018 and March 31, 2018, respectively. Tangible assets exclude goodwill and intangible assets.

[4] Share and per share data have been adjusted to reflect the two-for-one stock split effective November 27, 2018.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
At March 31, 2019, December 31, 2018 and March 31, 2018

(in thousands, except share data; unaudited)	March 31, 2019	December 31, 2018	March 31, 2018
Assets
Cash and due from banks	$51,639	$34,221	$159,347
Investment securities
Held-to-maturity, at amortized cost	152,845	157,206	149,013
Available-for-sale (at fair value; amortized cost $442,386, $465,910 and $431,871 at March 31, 2019, December 31, 2018 and March 31, 2018, respectively)	442,885	462,464	423,882
Total investment securities	595,730	619,670	572,895
Loans, net of allowance for loan losses of $15,817, $15,821 and $15,771 at March 31, 2019, December 31, 2018 and March 31, 2018, respectively	1,756,721	1,748,043	1,655,969
Bank premises and equipment, net	7,237	7,376	8,297
Goodwill	30,140	30,140	30,140
Core deposit intangible	5,349	5,571	6,262
Operating lease right-of-use assets	12,465	—	—
Interest receivable and other assets	74,795	75,871	77,133
Total assets	$2,534,076	$2,520,892	$2,510,043

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$1,076,382	$1,066,051	$1,065,470
Interest bearing
Transaction accounts	130,001	133,403	166,117
Savings accounts	180,758	178,429	180,730
Money market accounts	680,806	679,775	628,335
Time accounts	110,682	117,182	145,942
Total deposits	2,178,629	2,174,840	2,186,594
Borrowings and other obligations	309	7,000	—
Subordinated debentures	2,657	2,640	5,772
Operating lease liabilities	14,349	—	—
Interest payable and other liabilities	17,468	20,005	19,213
Total liabilities	2,213,412	2,204,485	2,211,579

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 30,000,000 shares; Issued and outstanding - 13,786,808, 13,844,353 and 13,970,252 at March 31, 2019, December 31, 2018 and March 31, 2018, respectively	137,125	140,565	145,282
Retained earnings	184,793	179,944	160,556
Accumulated other comprehensive loss, net of taxes	(1,254)	(4,102)	(7,374)
Total stockholders' equity	320,664	316,407	298,464
Total liabilities and stockholders' equity	$2,534,076	$2,520,892	$2,510,043

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended
(in thousands, except per share amounts; unaudited)	March 31, 2019	December 31, 2018	March 31, 2018
Interest income
Interest and fees on loans	$20,695	$20,732	$18,887
Interest on investment securities	4,097	3,912	3,157
Interest on federal funds sold and due from banks	139	373	403
Total interest income	24,931	25,017	22,447
Interest expense
Interest on interest-bearing transaction accounts	77	68	52
Interest on savings accounts	18	18	18
Interest on money market accounts	764	566	216
Interest on time accounts	119	116	156
Interest on borrowings and other obligations	47	—	—
Interest on subordinated debentures	60	977	114
Total interest expense	1,085	1,745	556
Net interest income	23,846	23,272	21,891
Provision for loan losses	—	—	—
Net interest income after provision for loan losses	23,846	23,272	21,891
Non-interest income
Service charges on deposit accounts	479	484	477
Wealth Management and Trust Services	438	426	515
Debit card interchange fees, net	380	403	396
Merchant interchange fees, net	87	81	80
(Losses) earnings on bank-owned life insurance, net	(60)	228	228
Dividends on FHLB stock	196	377	196
(Losses) gains on investment securities, net	(6)	955	—
Other income	257	469	350
Total non-interest income	1,771	3,423	2,242
Non-interest expense
Salaries and related benefits	9,146	7,933	9,017
Occupancy and equipment	1,531	1,514	1,507
Depreciation and amortization	556	518	547
Federal Deposit Insurance Corporation insurance	179	188	191
Data processing	1,015	1,004	1,381
Professional services	586	481	1,299
Directors' expense	179	170	174
Information technology	259	228	269
Amortization of core deposit intangible	222	230	230
Provision for losses on off-balance sheet commitments	129	—	—
Other expense	1,726	1,439	1,466
Total non-interest expense	15,528	13,705	16,081
Income before provision for income taxes	10,089	12,990	8,052
Provision for income taxes	2,610	3,328	1,663
Net income	$7,479	$9,662	$6,389
Net income per common share:[1]
Basic	$0.54	$0.70	$0.46
Diluted	$0.54	$0.69	$0.46
Weighted average shares:[1]
Basic	13,737	13,841	13,827
Diluted	13,924	14,033	14,011
Comprehensive income:
Net income	$7,479	$9,662	$6,389
Other comprehensive income (loss)
Change in net unrealized gain or loss on available-for-sale securities	3,939	7,714	(6,170)
Reclassification adjustment for losses on available-for-sale securities in net income	6	—	—
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	101	120	136
Subtotal	4,046	7,834	(6,034)
Deferred tax expense (benefit)	1,198	2,318	(1,784)
Other comprehensive income (loss), net of tax	2,848	5,516	(4,250)
Comprehensive income	$10,327	$15,178	$2,139

1 Share and per share data have been adjusted to reflect the two-for-one stock split effective November 27, 2018.

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	March 31, 2019			December 31, 2018			March 31, 2018
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$22,690	$139	2.45%	$65,961	$373	2.21%	$104,850	$403	1.54%
Investment securities [2,3]	619,562	4,191	2.71%	600,914	4,000	2.66%	532,544	3,276	2.46%
Loans [1,3,4]	1,756,316	20,887	4.76%	1,726,045	20,933	4.75%	1,675,490	19,119	4.56%
Total interest-earning assets [1]	2,398,568	25,217	4.21%	2,392,920	25,306	4.14%	2,312,884	22,798	3.94%
Cash and non-interest-bearing due from banks	30,947			38,943			45,815
Bank premises and equipment, net	7,512			7,529			8,501
Interest receivable and other assets, net	104,685			84,651			89,018
Total assets	$2,541,712			$2,524,043			$2,456,218
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$127,733	$77	0.24%	$130,546	$68	0.21%	$168,371	$52	0.13%
Savings accounts	180,355	18	0.04%	177,018	18	0.04%	180,253	18	0.04%
Money market accounts	673,137	764	0.46%	643,459	566	0.35%	582,961	216	0.15%
Time accounts including CDARS	113,389	119	0.43%	121,838	116	0.38%	154,543	156	0.41%
Borrowings and other obligations [1]	7,414	47	2.55%	76	—	2.52%	—	—	—%
Subordinated debentures [1]	2,647	60	9.05%	2,770	977	138.09%	5,753	114	7.90%
Total interest-bearing liabilities	1,104,675	1,085	0.40%	1,075,707	1,745	0.64%	1,091,881	556	0.21%
Demand accounts	1,086,947			1,118,785			1,049,502
Interest payable and other liabilities	32,163			19,662			16,903
Stockholders' equity	317,927			309,889			297,932
Total liabilities & stockholders' equity	$2,541,712			$2,524,043			$2,456,218
Tax-equivalent net interest income/margin [1]		$24,132	4.02%		$23,561	3.85%		$22,242	3.85%
Reported net interest income/margin [1]		$23,846	3.98%		$23,272	3.81%		$21,891	3.79%
Tax-equivalent net interest rate spread			3.81%			3.49%			3.74%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent in 2019 and 2018.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.